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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OraSure Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

April 8, 2005

Dear Stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders to be held on Tuesday, May 17, 2005, at the Historic Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018, at 10:00 a.m. Eastern Time. Your Board of Directors and Executive Management Team look forward to personally greeting those present. If you cannot attend in person, we are pleased to offer a live webcast of the Annual Meeting, which you can access by going to our web site, www.orasure.com.

At the meeting, you will be asked to (i) elect two Class II Directors to serve on the Board of Directors until the Annual Meeting of Stockholders in 2008, (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm to audit and report upon our financial statements and internal controls over financial reporting for the period January 1, 2005 through December 31, 2005, and (iii) transact such other business as may properly come before the meeting or any adjournments thereof.

Your Board of Directors has approved the nominees for Director and recommends that you vote FOR their election to the Board. In addition, your Board of Directors recommends that you vote FOR the ratification of KPMG’s appointment.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to submit your vote as soon as possible. You will have the option to vote by telephone, via the Internet, or by completing, signing, dating, and mailing the enclosed Proxy Card in the accompanying postage prepaid envelope. Additional details on these options can be found in the attached Proxy Statement and Proxy Card. You may, of course, attend the Annual Meeting and vote in person regardless of whether you have previously voted by phone, the Internet or mail.

We look forward to seeing you at the meeting.

Sincerely yours,

Douglas A. Michels

President and Chief Executive Officer

ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

Notice of Annual Meeting of Stockholders

to be held May 17, 2005

To the Stockholders of OraSure Technologies, Inc.:

The Annual Meeting of Stockholders of OraSure Technologies, Inc., a Delaware corporation, will be held at the Historic Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018, on Tuesday, May 17, 2005, at 10:00 a.m. Eastern Time for the following purposes:

1.    To elect two Class II Directors;

2.    To ratify the appointment of KPMG LLP, as our independent registered public accounting firm, to audit and report upon the Company’s financial statements and internal controls over financial reporting for the period January 1, 2005 through December 31, 2005; and

3.    To consider such other business as may properly come before the meeting or any adjournments thereof.

Additional information is included in the Proxy Statement accompanying this Notice. Only holders of Common Stock of record at the close of business on March 28, 2005, will be entitled to vote at the Annual Meeting of Stockholders and any adjournments thereof.

By Order of the Board of Directors,

Jack E. Jerrett

Secretary

April 8, 2005

Bethlehem, Pennsylvania

YOUR VOTE IS IMPORTANT.    Whether or not you plan to attend the Annual Meeting, you are urged to vote your shares as promptly as possible by telephone, via the Internet, or by completing, signing, dating and returning the enclosed Proxy Card, as described in the attached Proxy Statement. Voting by phone, the Internet or mail does not deprive you of your right to attend the Meeting and to vote your shares in person.

ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

Proxy Statement

This Proxy Statement is being mailed on or about April 8, 2005, to stockholders of OraSure Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Company’s solicitation of proxies (each, a “Proxy”) for use at the Annual Meeting of Stockholders to be held on May 17, 2005, at 10:00 a.m. Eastern Time, at the Historic Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018, and at any adjournments thereof (the “Annual Meeting”).

Proxies

If represented by a properly executed Proxy, whether delivered by phone, the Internet or mail, as described below, your shares will be voted in accordance with your instructions. If you do not provide a Proxy with instructions, your shares will be voted according to the recommendations of our Board of Directors (the “Board”) as stated on the Proxy. You may revoke the authority granted by your Proxy at any time before the Annual Meeting by notice in writing delivered to the Secretary of the Company, by delivering a subsequently dated Proxy, or by attending the Annual Meeting, withdrawing the Proxy, and voting in person.

At the Annual Meeting, action will be taken on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and described in this Proxy Statement. The Board knows of no other matters to be presented for action at the Annual Meeting. If any other matters do properly come before the Annual Meeting, the persons named in the Proxy will have discretionary authority to vote on those matters in accordance with their best judgment.

The cost of soliciting Proxies will be borne by us. In addition to solicitations by mail, certain of our directors, officers and regular employees may solicit Proxies personally or by telephone or other means without additional compensation.

Arrangements will also be made with brokerage firms and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and we will, upon request, reimburse them for their reasonable expenses in so doing.

Voting Procedures

You will have a choice of voting over the phone, via the Internet or by completing and mailing a traditional paper Proxy Card, as described below. Please check your Proxy Card or the information forwarded by your bank, broker or other holder of record to determine which options are available to you.

Voting by Mail.    If you desire to vote by using the paper Proxy Card included with this Proxy Statement instead of by telephone or the Internet, you may do so by completing, signing, dating and returning the Proxy Card in the enclosed, pre-addressed envelope. Postage need not be affixed to the envelope if mailed in the United States.

Voting by Phone or Internet.    Instead of voting by use of the paper Proxy Card, you may be able to vote by phone or the Internet. Whether you may do so will depend on how your shares are held.

If your shares are registered in your name with Mellon Investor Services LLC, our transfer agent, you may vote those shares by telephone by calling Mellon Investor Services LLC at 1-866-540-5760 (toll free in the United States or Canada only) or via the Internet at the following web site: www.proxyvoting.com/osur. You may vote by telephone or the Internet by doing so by 11:59 pm Eastern Time (8:59 pm Pacific Time) on May 16, 2005. Additional instructions can be found on the paper Proxy Card accompanying this Proxy Statement.

If your shares are registered in the name of a broker, bank or other registered holder, you may be able to vote by phone or the Internet if the broker, bank or other record holder has procedures for telephone or Internet voting. If you desire to use either of these voting options, please follow the procedures provided to you by your broker, bank or other record holder.

The telephone and Internet voting procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly. If you vote via the Internet, you should understand that there may be costs associated with this method of voting, such as usage charges from Internet access providers and telephone companies and printing costs, that you must pay.

Submitting a Proxy by mail, the phone or the Internet will not affect your right to vote in person at the Annual Meeting.

Electronic Access to Proxy Materials and Annual Report.    The Notice of Annual Meeting, the Proxy Statement and our 2004 Annual Report are available on our web site at http://www.orasure.com. If you are a stockholder of record and would like to view future proxy statements and annual reports over the Internet instead of receiving copies in the mail, please follow the instructions on the paper Proxy Card if you vote by mail or follow the instructions provided when you vote by phone or over the Internet. If you hold your shares through a bank, broker or other holder, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet. Opting to receive your proxy materials and annual report online will save us the cost of producing these materials and mailing them to you in the future.

Voting Securities

On March 28, 2005, the record date for determining stockholders entitled to vote at the Annual Meeting, we had outstanding and entitled to vote at the meeting 45,408,176 shares of common stock, par value $.000001 per share (“Common Stock”). Each share of Common Stock is entitled to one vote on any matter brought before the Annual Meeting. A majority of the shares of Common Stock outstanding as of the record date, represented in person or by Proxy at the Annual Meeting, will constitute a quorum for the transaction of business.

Principal Stockholders

The following table sets forth information as of March 28, 2005, regarding the beneficial ownership of the Company’s Common Stock by (a) each person who is known by us to be the beneficial owner of more than five percent of the Common Stock outstanding, (b) each director and nominee for election as director, (c) each of our executive officers named in the Summary Compensation Table under “Executive Compensation,” and (d) all of our directors and executive officers as a group. Unless otherwise indicated, the address of each person identified below is c/o OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015.

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock which a person has a right to acquire pursuant to the exercise of stock options and warrants held by that person that are exercisable within 60 days of March 28, 2005 are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)	Percent of Class
Strong Capital Management, Inc.(3) 100 Heritage Reserve Menomonee Falls, WI 53051	3,095,986	6.8%

AXA Financial, Inc.(4) 1290 Avenue of the Americas New York, NY 10104	2,780,211	6.1%

Michael J. Gausling(5)	1,235,638	2.7%

Douglas A. Michels	428,750	*

Ronald H. Spair	359,519	*

P. Michael Formica	265,043	*

Roger L. Pringle(6)	248,843	*

Joseph E. Zack	166,458	*

Douglas G. Watson	140,000	*

Frank G. Hausmann	136,666	*

Jack E. Jerrett	132,708	*

Gregory B. Lawless	106,666	*

Carter H. Eckert	86,666	*

Ronny B. Lancaster	66,666	*

All directors and executive officers as a group (12 people)	2,220,692	4.7%

*	Less than 1%

(1)	Subject to community property laws where applicable, beneficial ownership consists of sole voting and investment power except as otherwise indicated.

(2)

Includes shares subject to options exercisable within 60 days of March 28, 2005, as follows: Mr. Eckert, 86,666 shares; Mr. Formica, 198,793 shares; Mr. Gausling, 267,916 shares; Mr. Hausmann, 136,666 shares; Mr. Jerrett, 115,208 shares; Mr. Lancaster, 66,666 shares; Mr. Lawless, 21,666 shares; Mr. Pringle, 212,218 shares; Mr. Spair, 268,019 shares; Mr. Watson, 140,000 shares; Mr. Zack, 125,208 shares; and all directors and executive officers as a group, 1,440,692 shares. Also includes 428,750, 91,500, 66,250, 17,500 and 41,250 restricted shares held by Mr. Michels, Mr. Spair, Mr. Formica, Mr. Jerrett and Mr. Zack, respectively.

(3)	Based on information contained in a Form 13G/A filed February 11, 2005 by Strong Capital Management, Inc., on which such entity reported that it has sole investment and voting power with respect to 3,095,986 shares.

(4)	Based on information contained on a Form 13G/A filed February 14, 2005 by AXA Financial, Inc. (“AXF”) on behalf of its subsidiaries, including Alliance Capital Management L.P. (“Alliance”) and AXA Equitable Life Insurance Company (“Equitable”). AXF is a wholly-owned subsidiary of AXA, a French holding company, which is controlled by the Mutuelles AXA, as a group. Alliance has sole voting power with respect to 1,325,800 shares, shared voting power with respect to 997,321 shares, and sole investment power with respect to 2,494,361 shares. Alliance’s shares are held by unaffiliated third-party client accounts and managed by Alliance, as investment advisor. Equitable has sole voting power with respect to 285,850 shares, and sole investment power with respect to 285,850 shares.

(5)	Includes 397,801 shares held by The Michael J. Gausling Grantor Retained Annuity Trust, Dated April 28, 2000, of which Mr. Gausling is the trustee.

(6)	Includes 1,500 shares owned by Mr. Pringle’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors and persons who own more than ten percent of our Common Stock (collectively, “Reporting Persons”) file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”). Reporting Persons are required by the Commission’s regulations to furnish us with copies of all Section 16(a) forms they file.

As a matter of practice, our administrative staff assists each of the Reporting Persons in preparing initial reports of ownership and reports of changes in beneficial ownership and filing such reports with the Commission and the NASDAQ Stock Market. Based solely on a review of the copies of such forms and written representations from each of the Reporting Persons, we believe that all Reporting Persons complied with all applicable filing requirements with respect to the year 2004.

Election of Directors

At the Annual Meeting, you will be asked to vote on the election of two Class II Directors. Based on the recommendation of the Nominating and Corporate Governance Committee of the Board, a majority of the independent Directors have nominated Ronny B. Lancaster and Roger L. Pringle for election as Class II Directors, for terms expiring at the Annual Meeting of Stockholders in 2008. The nominees for election as Directors are presently members of our Board, and Mr. Pringle currently serves as Chairman of the Compensation Committee of the Board.

In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for the two nominees, each of whom has consented to be named and to serve if elected. If a quorum is present, each nominee will be elected if he receives a plurality of the votes cast by shares present in person or by Proxy and entitled to vote at the Annual Meeting. Abstentions and shares as to which a broker or other nominee has indicated on a duly executed and returned Proxy or otherwise advised us that it lacks voting authority will have no effect on the required vote. Your Board recommends that you vote FOR the election of the Director nominees.

We do not know of anything that would preclude any nominee from serving. However, should any nominee for any reason become unable or unwilling to serve as a Director, the persons named in the enclosed Proxy will vote the shares represented by each Proxy for such substitute nominee as the Board may approve.

Any vacancy that occurs on the Board that results from an increase in the number of Directors may be filled by the affirmative vote of a majority of the Directors then in office, and any other vacancy on the Board may be filled by the affirmative vote of a majority of the Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director.

Certain information with respect to each person nominated for election as a Director and each person whose term of office as a Director will continue after the Annual Meeting is set forth below. Messrs. Hausmann and Pringle became Directors of the Company in connection with the merger (the “Merger”) of STC Technologies, Inc. (“STC”) and Epitope, Inc. (“Epitope”) into the Company on September 29, 2000, and served on the board of Epitope prior to the Merger.

Name	Principal Occupation	Age	Director Since
Class I (Directors Whose Terms of Office Expire in 2007):
Douglas G. Watson	Chief Executive Officer of Pittencrieff Glen Associates	60	2002
Frank G. Hausmann	Former President and Chief Executive Officer of CenterSpan Communications Corporation	47	2000
Carter H. Eckert	Former Chairman and Chief Executive Officer of IMPATH Inc.	62	2001

Class II (Nominees for Terms of Office Expiring in 2008):
Ronny B. Lancaster	Senior Vice President and Chief Operating Officer of Morehouse School of Medicine	53	2003
Roger L. Pringle	President of The Pringle Company	64	2000

Class III (Directors Whose Terms of Office Expire in 2006):
Douglas A. Michels	President and Chief Executive Officer of the Company	48	2004
Gregory B. Lawless	Managing Partner of Collins Mabry & Co.	65	2001

Douglas G. Watson became a member of the Board in May 2002 and became Chairman of the Board in March 2003. Since July 1999, Mr. Watson has been Chief Executive Officer of Pittencrieff Glen Associates, a leadership and management consulting firm, which he founded. Prior to that, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation, the U.S. subsidiary of Novartis A.G., President and Chief Executive Officer of Ciba-Geigy Corporation, President of the Ciba Pharmaceuticals Division and Senior Vice President of Planning and Business Development of Ciba’s U.S. Pharmaceuticals Division. Mr. Watson holds an M.A. degree in pure mathematics from Churchill College, Cambridge University, and is a member of the Chartered Institute of Management Accountants. Mr. Watson also serves on the Boards of Engelhard Corporation, Dendreon Corporation, Genta Inc. and InforMedix Inc.

Frank G. Hausmann had been a member of the Board of Directors of Epitope since December 1999. Since October 2003, Mr. Hausmann has been President of Capricorn Advisors, a strategic and financial consulting firm which he founded. From October 1999 until October 2003, Mr. Hausmann served as President and Chief Executive Officer and Chairman of the Board of CenterSpan Communications Corporation, an early stage developer of Internet connection, collaboration, securities and content delivery network solutions and services. Prior to that, Mr. Hausmann served as Vice President, Finance and Administration and Chief Financial Officer of

ThrustMaster, Inc., a developer of PC games, Vice President, Finance and Chief Financial Officer of Atlas Telecom, Inc., a developer of enhanced facsimile and voice-mail solutions, and Vice President, Corporate Development and General Counsel of Diamond Multimedia Systems, Inc., a designer and marketer of computer video cards, modems and other peripherals. Mr. Hausmann received B.S. degrees in Economics and Political Science from Willamette University and a J.D. degree from the University of Oregon. He is a member of the Oregon State Bar.

Carter H. Eckert became a member of the Board in December 2001. From February 2003 until March 2004, Mr. Eckert served as Chairman of the Board and Chief Executive Officer of IMPATH Inc., a cancer information company. In September 2003, IMPATH filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code and, in March 2004, IMPATH’s assets were sold to Genzyme Corporation and U.S. Oncology Inc. From 1995 to 2001, Mr. Eckert served as President of Knoll Pharmaceutical Company and as President of the Americas for Knoll’s parent company, BASF Pharma. During that period, Mr. Eckert also was a member of BASF Pharma’s Pharmaceutical Board, where he was responsible for global therapeutic franchises and corporate transactions. Prior to joining Knoll and BASF Pharma, Mr. Eckert was President and Chief Executive Officer of Boots Pharmaceuticals, Inc., a pharmaceutical company, and President of the Pharmaceutical Products Division of Baxter Travenol Laboratories. Mr. Eckert currently serves as a director of Algorx, Inc., Andrx Corporation and IMPATH, Inc., a trustee of Caldwell College and the Morristown Memorial Health Foundation, and an operating partner of the Athena Group. Mr. Eckert received his B.S. in Chemical Engineering from the Illinois Institute of Technology and his M.B.A. from Northwestern University.

Ronny B. Lancaster became a member of the Board in May 2003. Mr. Lancaster has served as Chief Operating Officer of the Morehouse School of Medicine in Atlanta, Georgia since 2003, as Senior Vice President for Management Policy from 1996 to 2003 and as Vice President for Health and Social Policy from 1993 to 1996. Prior to that, Mr. Lancaster was Executive Assistant to the Secretary and Principal Deputy Assistant Secretary for Planning and Evaluation at the U.S. Department of Health and Human Services (“HHS”), where his responsibilities included a wide range of policy, program and management matters. Prior to serving at HHS, Mr. Lancaster was General Counsel of Hamilton Enterprises, Inc., Senior Washington Representative for Blue Cross/Blue Shield Association, Chief of the Division of Fee-For-Service Plans at the U.S. Office of Personnel Management, and Executive Assistant to the Chairman at the National Institute for Advanced Studies. Mr. Lancaster received his B.A. in Economics from the Catholic University of America, his M.B.A. from the Wharton School of the University of Pennsylvania, and his J.D. degree from The Georgetown University Law Center. He is also admitted to the Bars of Pennsylvania and the District of Columbia and serves as a Board member for the Morehouse College Research Institute and as President for the Minority Health Professions Foundation.

Roger L. Pringle had been Chairman of the Board and a member of the Board of Directors of Epitope, and was a director of Agritope, Inc., a plant genetics subsidiary of Epitope, since 1990. Mr. Pringle is President and founder of The Pringle Company, a strategy and executive consulting firm in Portland, Oregon. Mr. Pringle is a director of Metro One Telecommunications, Inc. and is also active in funding and advising start-up and emerging companies.

Douglas A. Michels has been the Company’s President and Chief Executive Officer since June 2004. Prior to that, Mr. Michels served as Group Vice President, Global Marketing of Ortho-Clinical Diagnostics from January 2004 to June 2004, President of Ortho-Clinical Diagnostics International from January 2002 to December 2003, President of Johnson & Johnson Healthcare Systems, Inc. from January 2000 to December 2001, and Vice President Sales & Marketing of Johnson & Johnson Healthcare Systems, Inc. from June 1997 to December 1999. Earlier in his career, Mr. Michels held various positions of increasing responsibility within the Johnson & Johnson family of companies, including Vice President, Sales & Marketing, Vice President/General Manager – Immunocytometry Business, Executive Director Sales & Marketing, Director of Marketing, Director of Sales and Regional Sales Manager for Ortho Diagnostic Systems, Inc. Prior to joining Johnson & Johnson, Mr. Michels worked for the Diagnostics Division of Abbott Laboratories in various sales and product management positions. Mr. Michels received a B.S. degree in Public Health Administration from the University of Illinois and an M.B.A. from Rutgers University.

Gregory B. Lawless became a member of the Board in April 2001. Since 1998, Mr. Lawless has been the Managing Partner of Collins Mabry & Co., a strategic advisory firm for the life sciences industry, which he co-founded. Prior to that, Mr. Lawless served as President and Chief Executive Officer of Cygnus, Inc., a medical diagnostics company, and President and Chief Operating Officer of Chiron Corporation, also a medical diagnostics company. Mr. Lawless received his B.S. in Pharmacy from Fordham University, his M.S. in Analytical Chemistry from St. John’s University, and his Ph.D. in Physical Organic Chemistry from Temple University.

Board of Directors

The Board of Directors is comprised of a majority of independent directors. The Board has determined that each member of the Board, except for Mr. Michels, is “independent,” as that term is defined in the applicable rules of The NASDAQ Stock Market, Inc.

The Board held eleven meetings and acted by written consent on two occasions during the year ended December 31, 2004. Each member of the Board attended more than 75 percent of the combined total of meetings of the Board and of the committees of the Board on which such member served during the period in the year in which he served as a Director.

The Board has approved a process for security holders to send communications to members of the Board and a policy concerning Board members’ attendance at our annual meetings of stockholders. All members of the Board attended our 2004 Annual Meeting of Stockholders held on May 18, 2004. Descriptions of the process for security holders to send communications to the Board and the Board’s policy on annual meeting attendance are provided on our website, at www.orasure.com.

Committees of the Board

The Board currently has three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Strategic Planning Committee of the Board was dissolved in December 2004. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are each composed entirely of independent Directors.

Audit Committee.    The Audit Committee oversees the Company’s accounting and financial reporting process, internal controls and audits, and consults with management and the independent auditors on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains the Company’s independent registered public accounting firm. It also maintains direct responsibility for the compensation, termination and oversight of the Company’s independent registered public accounting firm and evaluates the independent registered public accounting firm’s qualifications, performance and independence. The Audit Committee approves all services provided to the Company by the independent registered public accounting firm. The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee operates pursuant to a written Charter, a copy of which is attached as Appendix A to this Proxy Statement and is available on our website at www.orasure.com.

Members of the Audit Committee are Frank G. Hausmann, Chairman, Carter H. Eckert, Ronny B. Lancaster and Roger L. Pringle. Each member of the Audit Committee is “independent,” as defined in the Exchange Act and applicable rules of The NASDAQ Stock Market, Inc. The Board has determined that Mr. Hausmann is an

“audit committee financial expert,” as that term is defined by applicable rules of the Commission. The Audit Committee met seven times during the year ended December 31, 2004.

Compensation Committee.    The Compensation Committee of the Board determines and, in the case of the Chief Executive Officer recommends for Board approval, the compensation and benefits for our executive officers, and administers our stock award plan. The Compensation Committee operates pursuant to a written charter, a copy of which is available on our website at www.orasure.com. Members of the Compensation Committee are Roger L. Pringle, Chairman, Gregory B. Lawless and Douglas G. Watson. Each member of the Compensation Committee is “independent,” as defined in the applicable rules of The NASDAQ Stock Market, Inc. The Compensation Committee met twelve times and acted by written consent on five occasions during the year ended December 31, 2004.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee of the Board identifies, evaluates and recommends to the Board candidates for election or re-election to the Board. In addition, this Committee is responsible for developing, recommending for Board approval and administering a set of corporate governance guidelines and an annual process of self-evaluation by the Board and its committees. The Nominating and Corporate Governance Committee operates pursuant to a written charter, a copy of which is available on our website at www.orasure.com. Members of the Nominating and Corporate Governance Committee are Carter H. Eckert, Chairman, Ronny B. Lancaster and Gregory B. Lawless. Each member of the Nominating and Corporate Governance Committee is “independent,” as defined in the applicable rules of The NASDAQ Stock Market, Inc. The Nominating and Corporate Governance Committee meet two times during the year ended December 31, 2004.

In evaluating and recommending candidates for the Board, the Nominating and Corporate Governance Committee will consider candidates recommended by members of the Committee or the Board of Directors, officers or employees of the Company, the Company’s security holders and other business contacts. Candidates recommended by security holders will be considered by the Nominating and Corporate Governance Committee in the same manner as candidates recommended by other sources, but only if the security holder makes its recommendation in accordance with the advance notification provisions set forth in the Company’s By-laws. For a description of these provisions, see the Section entitled, “Nomination of Directors.”

In evaluating new candidates for Board nomination, the Nominating and Corporate Governance Committee shall consider one or more of the following factors, as well as any other factors determined by the Committee: independence, integrity, knowledge, judgment, character, leadership skills, education, experience, financial literacy, technical background, and standing in the community. In evaluating incumbent directors for re-election, the Nominating and Corporate Governance Committee shall consider that director’s overall service to the Company, including the number of meetings attended, level of participation, quality of performance and other factors deemed relevant by the Committee.

Report of the Audit Committee

The following report of the Audit Committee of the Board shall not be deemed to be “soliciting material” or to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing by the Company under either the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference. The following report shall not otherwise be deemed filed under such Acts.

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee management’s conduct of the Company’s financial reporting process, including monitoring (1) the participation of management and the outside independent registered public accounting firm in the financial reporting process, (2) the Company’s systems of internal accounting and financial controls, (3) the annual independent audit of the Company’s financial statements and (4) the qualifications, independence and performance of the outside independent registered public accounting firm. The Committee selects the Company’s outside independent registered public accounting firm, and once selected, the outside independent registered public accounting firm reports directly to the Committee. The Committee is responsible for approving both audit and non-audit services to be provided by the outside independent registered public accounting firm. The Committee operates pursuant to a Charter that was last amended and restated by the Board on May 18, 2004, which is attached as Exhibit A to this proxy statement.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Committee’s responsibility is to monitor and review these processes. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews.

In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management, which included a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee met with the independent registered public accounting firm, with and without management, to discuss the results of their examination and their judgments regarding the Company’s accounting policies. The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as currently in effect, has considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the firm’s independence and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s Charter, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission and selected KPMG LLP as the independent registered public accounting firm for fiscal year 2005. The Board is recommending that stockholders ratify that selection at the Annual Meeting.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE COMPANY’S BOARD OF DIRECTORS

Frank G. Hausmann, Chairman

Carter H. Eckert

Ronny B. Lancaster

Roger L. Pringle

March 9, 2005

Nomination of Directors

Our Bylaws provide that nominations for election to the Board may be made by the Board or by any stockholder entitled to vote for the election of Directors at the Annual Meeting. A stockholder’s notice of nomination must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, in the event that less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to the nominee, the name, age, business address, residence address, and principal occupation or employment of the person, the class and number of shares of capital stock of the Company which are beneficially owned by the person, and any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act. The notice must also include the name and record address of the stockholder making the nomination and the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a Director of the Company.

Executive Officers

The table below provides information about the executive officers of the Company as of March 28, 2005. Officers of the Company hold office at the discretion of the Board.

Name	Age	Position
Douglas A. Michels	48	President and Chief Executive Officer
Ronald H. Spair	49	Executive Vice President and Chief Financial Officer
P. Michael Formica	54	Executive Vice President, Operations
Joseph E. Zack	53	Executive Vice President, Marketing and Sales
Jack E. Jerrett	46	Senior Vice President, General Counsel and Secretary
Mark L. Kuna	41	Vice President, Controller and Assistant Secretary

For biographical information on Mr. Michels, see the Section entitled, “Election of Directors,” in this Proxy Statement.

Ronald H. Spair joined the Company as Executive Vice President and Chief Financial Officer in November 2001. Prior to that time, Mr. Spair was Vice President, Chief Financial Officer and Secretary of Delsys Pharmaceutical Corporation, a pharmaceutical manufacturing system development company, from January 2001 to September 2001. Prior to joining Delsys, he was Senior Vice President, Chief Financial Officer and Secretary of SuperGen, Inc., a pharmaceutical company, from August 1999. Prior to joining SuperGen, Mr. Spair was Senior Vice President, Chief Financial Officer and Secretary of Sparta Pharmaceuticals, Inc., a development stage pharmaceutical company. Mr. Spair received his B.S. in Accounting and M.B.A. from Rider College. He is also a licensed Certified Public Accountant and is a member of the New Jersey Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

P. Michael Formica has served as Executive Vice President, Operations for the Company since November 2002 and as Senior Vice President, Operations for the Company and STC since May 2000. Prior to that time, Mr. Formica was Division Manager, Mobil Measurement Technologies for Dräger Sicherheitstechnik GmbH (now called Dräger Safety AG & Co. KGaA), in Lüebeck, Germany, for eight years with worldwide responsibility, and Director Sales and Marketing, National Draeger, Inc. (USA) for two years. Dräger is a world leader in chemical detection systems for the industrial safety market, and breath alcohol detection instrumentation. Mr. Formica received his B.S. in Electrical Engineering from West Virginia University and his M.B.A. from the Graduate School of Industrial Administration, Carnegie Mellon University.

Joseph E. Zack has served as the Company’s Executive Vice President, Marketing and Sales since September 2002. Prior to that time, Mr. Zack served as Vice President, Marketing and Sales for OraPharma, Inc., a specialty pharmaceutical company focused on oral healthcare, since 1998. Prior to joining OraPharma, Mr. Zack held executive level marketing and sales positions with Advanced Tissue Sciences, Inc. and the CIBA-GEIGY Pharmaceutical Division. Mr. Zack received his B.A. in Biology from Colgate University and his M.B.A. from St. John’s University.

Jack E. Jerrett has served as the Company’s Senior Vice President and General Counsel since February 2003 and as Vice President and General Counsel since November 2000. He has also served as the Company’s Secretary since February 2001. Prior to joining the Company, Mr. Jerrett served in the positions of Associate General Counsel and Senior Counsel at PPL Electric Utilities Corporation, and acted as general counsel to PPL Gas Utilities Corporation, since July 1998. Prior to that, Mr. Jerrett was Senior Corporate Attorney of Union Pacific Corporation and an Associate with Morgan, Lewis & Bockius. Mr. Jerrett received his B.S. in Accounting from Villanova University and his J.D. from the Villanova University School of Law. He is a member of the Pennsylvania Bar and the American and Pennsylvania Bar Associations.

Mark L. Kuna has served as the Company’s Vice President and Controller since February 2003 and as Controller since February 2001. He also provided accounting and financial analysis support since joining the Company in October 2000. Prior to that time, Mr. Kuna served as Director of Financial Planning and Analysis for the greater Philadelphia region of XO Communications, Inc., and Vice President and Principal Accounting Officer of Wedco Technology, Inc. Prior to joining Wedco Technology, he was an accountant with Deloitte and Touche. Mr. Kuna received his B.S. in Accounting from the University of Scranton, is a licensed Certified Public Accountant, and is a member of the Pennsylvania and American Institutes of Certified Public Accountants.

Certain Relationships and Related Transactions

In October 2002, we entered into a commercial lease (the “Lease”) with Tech III Partners, LLC (“Tech Partners”), for a 48,000 square foot facility on land adjacent to our Bethlehem, Pennsylvania facilities, and the lease of that facility to us. Tech Partners is owned and controlled by Michael J. Gausling, the Company’s former President and Chief Executive Officer, and Dr. R. Sam Niedbala, the Company’s former Executive Vice President and Chief Science Officer. Mr. Gausling and Dr. Niedbala both resigned from the Company in 2004. The facility is currently our corporate headquarters and houses manufacturing and administrative operations.

The Lease, as amended, has an initial ten-year term ending in October 2012 and a base rent starting at $780,000 per year and increasing to $858,240 per year over that term. The base rental rate may be increased after the fifth year of the initial term in order to reflect changes in the interest rate on debt incurred by Tech Partners to finance construction of the leased facilities. We have not guaranteed any debt incurred by Tech Partners. We also have an option to renew the Lease for an additional five years at a rental rate of $975,360 per year, and to purchase the facility at any time during the initial ten-year term based on a formula set forth in the Lease.

Prior to deciding to enter into the Lease and an amendment increasing the base rent to reflect certain tenant fit-out costs, our Board of Directors retained Imperial Realty Appraisal LLC, an independent commercial real estate appraisal firm, to evaluate the proposed base rental rate. Imperial Realty issued opinions indicating that the annual base rent set forth in the Lease, as amended, is below the market rental rate we could otherwise expect to pay to lease a comparable commercial property in the same general geographic market. The terms of the Lease are otherwise substantially similar to a commercial lease we entered into with a third party for our other Bethlehem, Pennsylvania facilities.

Information regarding employment and severance agreements between the named executive officers and the Company is set forth in the Section entitled, “Employment and Transition Agreements,” in this Proxy Statement.

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation of our Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, including the Chief Executive Officer, the “Named Executive Officers”), as well as Michael J. Gausling, the Company’s former President and Chief Executive Officer, for the year ended December 31, 2004:

		Annual Compensation				Long-Term Compensation Awards			All Other Compen- sation(2)
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation		Restricted Stock Awards		Securities Underlying Options(1)
Douglas A. Michels President and Chief Executive Officer	2004 2003 2002	$206,154 — —	$200,000 — —	— — —		$3,158,750 — —	(3)(5)	467,500 — —	$4,000 — —
Ronald H. Spair Executive Vice President and Chief Financial Officer	2004 2003 2002	281,758 224,264 205,903	157,336 60,000 20,000	$5,250 9,000 37,203	(7) (7) (7)	405,600 260,265 —	(4)(5) (6)	27,000 100,000 90,000	4,000 4,000 45,713	(8)
P. Michael Formica Executive Vice President, Operations	2004 2003 2002	245,242 210,264 179,644	125,404 50,000 18,000	5,250 9,000 9,000	(7) (7) (7)	223,400 260,265 —	(4)(5) (6)	22,500 100,000 75,000	4,000 4,000 4,000
Joseph E. Zack Executive Vice President, Marketing and Sales	2004 2003 2002	229,985 202,187 54,072	114,831 50,000 —	5,250 9,000 2,625	(7) (7) (7)	147,000 130,133 —	(5) (6)	22,500 75,000 155,000	4,000 4,000 —
Jack E. Jerrett Senior Vice President, General Counsel and Secretary	2004 2003 2002	194,555 176,132 151,901	74,761 31,750 15,000	5,250 9,000 —	(7) (7)	98,000 — —	(5)	15,000 40,000 40,000	4,000 4,000 4,000
Michael J. Gausling Former President and Chief Executive Officer	2004 2003 2002	338,365 274,302 243,000	121,824 80,000 —	6,670 14,180 14,612	(7)(9) (7)(9) (7)(9)	— — —		100,000 150,000 100,000	360,114 4,000 4,000	(10)

(1)	Except as noted below, the amounts represent the number of shares of Common Stock underlying options granted for performance rendered during each specified year, although the award occurred early in the subsequent year. The number of shares indicated for Mr. Michels for 2004 also includes an option for 400,000 shares granted to Mr. Michels when he joined the Company in June 2004, and the number of shares indicated for Mr. Zack for 2002 also includes an option for 125,000 shares granted to Mr. Zack when he joined the Company in September 2002.

(2)	Except as otherwise noted in (8) and (10) below, represents amounts of cash contributed to a 401(k) profit sharing plan as employer matching contributions. Employee contributions are included in the Salary column.

(3)	On June 21, 2004, Mr. Michels received a grant of 350,000 restricted shares pursuant to the terms of his Employment Agreement with the Company. The value of these shares was calculated by multiplying the number of shares in the grant by $7.765, the average of the high and low sales prices for the Company’s Common Stock as reported on The NASDAQ Stock Market on the date of grant. The first 116,720 shares of Mr. Michels’ grant vest on the first anniversary of the grant and the remaining 233,280 restricted shares vest on a quarterly basis thereafter in equal amounts of 6,480 shares on each September 30, December 31, March 31 and June 30, commencing September 30, 2005 and ending June 30, 2014.

(4)	On March 15, 2004, Messrs. Spair and Formica received grants of 30,000 and 10,000 restricted shares, respectively. The value of these shares was calculated by multiplying the number of shares in each grant by $7.640, the average of the high and low sales prices for the Company’s Common Stock as reported on The NASDAQ Stock Market on the date of grant. One-half of the shares in each grant vests on the first anniversary of the grant, and the remaining half vests on the second anniversary.

(5)	On January 26, 2005, the Named Executive Officers received the following grants of restricted shares based on their performance during 2004: 78,750 shares for Mr. Michels; 31,500 shares for Mr. Spair; 26,250 shares for Mr. Formica; 26,250 shares for Mr. Zack; and 17,500 shares for Mr. Jerrett. The value of these shares was calculated by multiplying the number of shares in each grant by $5.60, the average of the high and low sales prices for the Company’s Common Stock as reported on The NASDAQ Stock Market on the date of grant. One-third of each such grant vests on the first, second and third anniversaries, respectively, of the grant. The aggregate number of restricted shares held as of December 31, 2004, and the value of those shares at the $6.720 closing price of the Company’s Common Stock as reported on The NASDAQ Stock Market as of that date, for each of the Named Executive Officers, were as follows: 350,000 shares valued at $2,352,000 for Mr. Michels; 60,000 shares valued at $403,200 for Mr. Spair; 40,000 shares valued at $268,800 for Mr. Formica; and 15,000 shares valued at $100,800 for Mr. Zack. The foregoing amounts exclude the restricted shares granted on January 26, 2005. If the Company were to declare a dividend on its Common Stock, such a dividend would be payable to the holders of any restricted shares.

(6)	On November 5, 2003, Messrs. Spair and Formica each received grants of 30,000 restricted shares, and Mr. Zack received a grant of 15,000 restricted shares. The indicated amounts were calculated by multiplying the number of shares in each grant by $8.6755, the average of the high and low sales prices for the Company’s Common Stock on the date of grant. One-half of the shares in each grant vests on the second anniversary of the grant and the remaining half vests on the third anniversary.

(7)	Includes automobile allowances of (i) $5,250 for Messrs. Spair, Formica, Zack, Jerrett and Gausling in 2004, (ii) $9,000 for Messrs. Gausling, Spair, Formica, Zack and Jerrett in 2003, and (iii) $9,000 for Messrs. Gausling, Spair and Formica, and $2,625 for Mr. Zack, in 2002. Also includes $28,203 in federal and state income taxes reimbursed by the Company on relocation expenses paid to Mr. Spair in 2002. Mr. Spair’s relocation expenses are included in the All Other Compensation column.

(8)	Includes $41,713 in relocation expenses for Mr. Spair in 2002. These relocation expenses were reimbursed by the Company and include moving costs, realtor fees, closing costs, furniture storage costs and other miscellaneous expenses.

(9)	Includes reimbursement of certain club membership dues and assessments for Mr. Gausling of $1,420 in 2004, $5,180 in 2003, and $5,612 in 2002.

(10)	Includes $356,114 of salary and benefit continuation payments that were accrued at December 31, 2004 and are payable to Mr. Gausling during 2005 pursuant to his Transition Agreement and Release, executed in March 2004.

Option Grants in the Last Fiscal Year(1)

The following table summarizes the number of stock options awarded to the Named Executive Officers and Mr. Gausling during the year ended December 31, 2004:

Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
						5%	10%
Douglas A. Michels	400,000		26.7%	$7.765	6/22/2014	$1,953,347	$4,950,164
Ronald H. Spair(1)	100,000	(2)	6.7	8.200	1/14/2014	515,694	1,306,869
P. Michael Formica	100,000	(2)	6.7	8.200	1/14/2014	515,694	1,306,869
Joseph E. Zack	75,000	(2)	5.0	8.200	1/14/2014	386,770	980,152
Jack E. Jerrett	40,000	(2)	2.7	8.200	1/14/2014	206,277	522,748
Michael J. Gausling	150,000	(2)	10.0	8,200	1/14/2014	773,540	1,960,303
Michael J. Gausling	100,000	(4)	6.7	7.640	12/31/2009	249,676	563,839

(1)	Except as required by law, or as indicated in (4) below, options are qualified as incentive stock options and vest as to one-fourth one year after the date of grant, with the remaining three-fourths vesting in equal monthly installments over the following 36 months. Vesting ceases 90 days following termination of employment and is generally accelerated in case of a change in control of the Company. The holder’s right to exercise the options will terminate immediately upon termination of employment for cause, will expire five years after retirement, and will expire one year after death, disability, or ceasing to be an active employee of the Company for any other reason. Subject to certain conditions, the exercise price of the options may be paid by delivery of previously acquired shares of Common Stock. No stock appreciation rights were granted during the year ended December 31, 2004.

(2)	The indicated options granted to Messrs. Spair, Formica, Zack, Jerrett and Gausling during the year ended December 31, 2004 represent options granted in respect of performance rendered during the year ended December 31, 2003.

(3)	The amounts shown are hypothetical gains based on the indicated assumed rates of appreciation of Common Stock compounded annually for the period running from the date of grant through the expiration date. There can be no assurance that the Common Stock will appreciate in value at any particular rate or at all in future years.

(4)	A non-qualified option to purchase 100,000 shares of Common Stock was granted to Mr. Gausling pursuant to his Transition Agreement and Release, executed in March 2004. This grant fully vested on December 31, 2004.

Fiscal Year-End Option Values

The following table shows 2004 year-end amounts and value of shares of the Common Stock underlying outstanding options for the Named Executive Officers and Mr. Gausling:

Name(1)	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Douglas A. Michels	—	—	—	400,000	—	—
Ronald H. Spair	—	—	206,146	198,854	$44,126	$16,389
P. Michael Formica	—	—	155,461	151,249	30,549	11,346
Joseph E. Zack	—	—	84,688	145,312	192,376	149,624
Jack E. Jerrett	—	—	96,042	68,958	20,366	7,564
Michael J. Gausling	15,888	$104,265	217,917	202,083	—	—

(1)	Except for Mr. Gausling, the Named Executive Officers exercised no stock options during 2004 and held no stock appreciation rights at December 31, 2004.

(2)	In-the-money stock options are options for which the exercise price is less than the fair market value of the underlying stock on a particular date. The values shown in the table are based on the difference between $6.796, which was the average of the high and low sales prices of the Common Stock as quoted on The NASDAQ Stock Market on December 31, 2004, and the applicable exercise price.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004 about the shares of Common Stock that may be issued upon the exercise of options under all of our equity compensation plans. These plans include the OraSure Technologies, Inc. 2000 Stock Award Plan (the “2000 Plan”), the Epitope, Inc. 1991 Stock Award Plan (the “1991 Plan”), the Agritope, Inc. 1992 Stock Award Plan (the “Agritope Plan”), and the OraSure Technologies, Inc. Employee Incentive and Non-Qualified Stock Option Plan (the “Employee Incentive Plan”). The 2000 Plan, the 1991 Plan and the Agritope Plan were Epitope equity compensation plans, and the Employee Incentive Plan was an STC equity compensation Plan. In connection with the Merger of Epitope and STC into the Company on September 29, 2000, the 2000 Plan was adopted by the Company, and the Company assumed the obligation to issue shares for the then outstanding stock options granted under the 2000 Plan, the 1991 Plan, the Agritope Plan and the Employee Incentive Plan. Additional grants of equity compensation may only be made under the 2000 Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted-average exercise price of outstanding options (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,875,865		$7.812		2,509,135	(1)
Equity compensation plans not approved by security holders	2,998,639	(2)	$6.445	(2)	—

Total	4,874,504				2,509,135

(1)	Represents shares remaining available for future issuance as of December 31, 2004 under the 2000 Plan. For a description of the material features of the 2000 Plan, see Footnote 10 to the Company’s Financial Statements for the year ended December 31, 2004.

(2)	Includes 645,070 shares issuable as of December 31, 2004 under options at a weighted average exercise price of $3.938 per share under the 2000 Plan, the 1991 Plan, the Agritope Plan, and the Employee Incentive Plan.

Employment and Transition Agreements

During 2004, we entered into new employment agreements with certain of our executive officers. In addition, we entered into a transition agreement and release with Mr. Gausling, our former President and Chief Executive Officer, at the time of his announced intention to retire from the Company in March 2004.

Employment Agreements.    In June 2004, when Mr. Michels joined the Company as President and Chief Executive Officer, he and the Company entered into an employment agreement that has an initial term of three years (i.e., through June 22, 2007) and is subject to automatic renewal for successive three-year periods unless the Company gives Mr. Michels at least 90 days written notice that the agreement would not be renewed or Mr. Michels’ employment was otherwise terminated pursuant to the agreement. Under his agreement, Mr. Michels is entitled to a base salary of at least $400,000 per year, is eligible to participate in the bonus plan established by the Company (with a target bonus at least equal to 50% of his annual salary) and is eligible to receive or participate in any long-term incentive plan or any other additional benefits that may be made available by the Company from time to time. For the calendar year 2004, the agreement provided that Mr. Michels’ cash bonus would not be less than $160,000. Mr. Michels is also entitled to reimbursement for job-related expenses. The Company reimbursed Mr. Michels for $15,336 of legal expenses he incurred in connection with the negotiation of the terms of his employment agreement.

Mr. Michels’ employment agreement provides that he is entitled to participate in the Company’s stock award plan and shall have a target amount of stock options that is at least equal to the target amount for the Company’s Chief Executive Officer as set forth in the Company’s stock option guidelines for senior managers as in effect on the date Mr. Michels’ employment agreement was executed. All stock awards granted to Mr. Michels are required to immediately vest (i) in the event of a “change of control” (as defined below) or (ii) if Mr. Michels’ employment is terminated for “good reason” (as defined below) by Mr. Michels or without “cause” (as defined below) by the Company or its successor during the period which begins three months prior to the occurrence of a change of control and ends 18 months after the occurrence of a change of control (a “change of control period”), and 50% of such stock awards shall vest in the event Mr. Michels’ employment is terminated for good reason or without cause during any period other than a change of control period.

Under the agreement, Mr. Michels received an option to purchase 400,000 shares of the Company’s Common Stock, with the option for the first 100,000 shares vesting one year from the date of grant and the option for the remaining 300,000 shares vesting incrementally in equal monthly installments over the next three succeeding years. The agreement also provided for the grant to Mr. Michels of 350,000 restricted shares, with the first 116,720 of such restricted shares vesting one year from the date of grant and the remaining 233,280 shares vesting in equal amounts of 6,480 shares on each subsequent September 30, December 31, March 31 and June 30, commencing September 30, 2005 and ending June 30, 2014.

Mr. Michels’ employment agreement will terminate upon his death or disability, or Mr. Michels may terminate the agreement at any time upon 90 days written notice to the Company, by providing written notice within 90 days of an event constituting good reason, or upon 90 days written notice delivered to the Company within 180 days following a change of control. Mr. Michels’ employment agreement can also be terminated by the Company for cause or without cause. As used in the agreement, the term “good reason” means (i) a material breach of the agreement by the Company that is not cured within 30 days of written notice, (ii) any diminution in Mr. Michels’ position, duties or responsibilities or requirement that Mr. Michels report to any person other than the Board of Directors, (iii) any relocation of Mr. Michels’ primary place of work to a location that is more than 25 miles from the Company’s Bethlehem, Pennsylvania facilities, or (iv) a reduction in Mr. Michels’ salary. The agreement further provides that any of the following events shall constitute cause: (a) the willful and continued failure by Mr. Michels to substantially perform his duties, (b) the engaging by Mr. Michels in gross misconduct or gross negligence materially injurious to the Company, (c) the commission of an act by Mr. Michels in direct competition with or materially detrimental to the Company’s best interests, or (d) Mr. Michels’ commission of a felony.

Upon the termination of Mr. Michels’ employment upon his death or disability, by Mr. Michels for any reason other than good reason or by the Company for cause, Mr. Michels will be entitled to receive his salary through the date of termination and any bonus approved by the Board or the Compensation Committee prior to the date of termination but not yet paid and, in the case of a termination upon his death or disability, a cash bonus for the calendar year in which termination occurs that Mr. Michels would have received but for his death or disability, prorated through the date of death or commencement of disability. Upon termination of the agreement by Mr. Michels with good reason or after a change of control or by the Company without cause, Mr. Michels would be entitled to receive his salary through the date of termination and any bonus that has been approved by the Board or the Compensation Committee prior to the date of termination but not yet paid, a cash bonus for the calendar year in which termination occurs equal to Mr. Michels’ target bonus for such year, and for a period of one year after the date of termination, benefits for Mr. Michels and/or his family at levels substantially equal to those that would have been provided to them by the Company if Mr. Michels’ employment had not been terminated. If termination is for good reason or without cause and does not occur during a change of control period, Mr. Michels would also continue to receive his salary for 12 months after termination or, if greater and termination occurs during the initial three-year term of the agreement, the remainder of such initial term. If, however, termination is for good reason or without cause and occurs during a change of control period, or if termination is by Mr. Michels after a change of control, Mr. Michels will be required to enter into a transitional services agreement with the Company pursuant to which he would provide transitional services for a six-month period following the termination date in exchange for payment of his salary over such period, and Mr. Michels would then continue to receive his salary for 30 additional months after completion of the six-month transition service period.

A “change in control” generally is defined to take place when disclosure of such a change would be required by the proxy rules promulgated by the Commission or when:

•	a person (other than the Company, any of its subsidiaries, any employee benefit plan of the Company, or any person with voting power arising from a revocable proxy) acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 30% or more of the combined voting power of the Company’s voting securities;

•	less than a majority of the directors are persons who were either nominated or selected by the Board;

•	the consummation of any consolidation or merger in which the Company is not the surviving corporation or the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company; or

•	the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

Mr. Michels’ agreement also provides that the Company will pay an amount equal to the first $1 million of excise tax incurred under Section 280G of the Internal Revenue Code on compensation paid to Mr. Michels upon a change of control. In addition, if Mr. Michels is made a party to any action, suit or proceeding by reason of his service as an officer, director, employee, agent or the like of the Company, or by reason of his serving at the Company’s request in a similar capacity with another entity, including, without limitation, as a fiduciary of an employee benefit plan sponsored or established by the Company, then Mr. Michels shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law (including for all reasonable attorneys’ fees and costs incurred by Mr. Michels) and such indemnification shall continue even if Mr. Michels has ceased to be a director, officer, employee, agent or the like of the Company for any reason.

As further consideration for the severance payable under Mr. Michels’ employment agreement, during the term of the agreement and for one year thereafter, Mr. Michels is not permitted to

•	recruit, solicit or hire any executive or employee of the Company;

•	induce or solicit any current or prospective customer, client or supplier of the Company to cease becoming a customer, client or supplier or divert Company business away from any customer, client or supplier of the Company; or

•	own, manage, control, work for or provide services to any entity that competes with the Company in the market for oral fluid or rapid point-of-care diagnostic testing in the United States.

All other employment agreements are substantially similar to Mr. Michels’ employment agreement, with the following exceptions.

Mr. Spair serves as Executive Vice President and Chief Financial Officer of the Company, and his employment agreement provides for a base salary of at least $284,000 per year. The initial term of Mr. Spair’s agreement is two years, rather than three years, from July 1, 2004, with automatic two-year renewal periods. Mr. Spair’s target bonus percentage is at least 40% of his base salary, and his agreement does not provide for a specific bonus payment for 2004 or the grant of any restricted shares or options other than Mr. Spair’s right to participate in the Company’s stock award plan with a target amount at least equal to the target for Mr. Spair under the Company’s stock option guidelines for senior managers as in effect on the date of his agreement. The notice periods for termination of Mr. Spair’s agreement are 60 days, rather than 90 days, and the Company is obligated to pay an amount up to the first $500,000, rather than $1 million, of excise tax imposed under Section 280G of the Internal Revenue Code on compensation to Mr. Spair as a result of a change in control.

Mr. Formica serves as Executive Vice President, Operations of the Company, and his employment agreement provides for a base salary of at least $242,550 per year. The initial term of Mr. Formica’s agreement is two years, rather than three years, from July 1, 2004, with automatic two-year renewal periods. Mr. Formica’s target bonus percentage is at least 40% of his base salary, and his agreement does not provide for a specific bonus payment for 2004 or the grant of any restricted shares or options other than Mr. Formica’s right to participate in the Company’s stock award plan with a target amount at least equal to the target for Mr. Formica under the Company’s stock option guidelines for senior managers as in effect on the date of his agreement. The notice periods for termination of Mr. Formica’s agreement are 60 days, rather than 90 days, and the Company is obligated to pay an amount up to the first $500,000, rather than $1 million, of excise tax imposed under Section 280G of the Internal Revenue Code on compensation to Mr. Formica as a result of a change in control. Mr. Formica shall be entitled to receive 18 months, rather than 30 months, of continued salary after completion of the six-month transition services period, in the event of a termination of his agreement for good reason or without cause during a change of control period or after a change of control.

Mr. Zack serves as Executive Vice President, Marketing and Sales of the Company, and his employment agreement provides for a base salary of at least $222,111 per year. The initial term of Mr. Zack’s agreement is two years, rather than three years, from July 1, 2004, with automatic two-year renewal periods. Mr. Zack’s target bonus percentage is at least 40% of his base salary, and his agreement does not provide for a specific bonus payment for 2004 or the grant of any restricted shares or options other than Mr. Zack’s right to participate in the Company’s stock award plan with a target amount at least equal to the target for Mr. Zack under the Company’s stock option guidelines for senior managers as in effect on the date of his agreement. The notice periods for termination of Mr. Zack’s agreement are 60 days, rather than 90 days, and the Company is obligated to pay an amount up to the first $500,000, rather than $1 million, of excise tax imposed under Section 280G of the Internal Revenue Code on compensation to Mr. Zack as a result of a change in control. Mr. Zack shall be entitled to receive 18 months, rather than 30 months, of continued salary after completion of the six-month transition services period, in the event of a termination of his agreement for good reason or without cause during a change of control period or after a change of control.

Mr. Jerrett serves as Senior Vice President, General Counsel and Secretary of the Company, and his employment agreement provides for a base salary of at least $192,825 per year. The initial term of Mr. Jerrett’s agreement is two years, rather than three years, from July 1, 2004, with automatic two-year renewal periods.

Mr. Jerrett’s target bonus percentage is at least 30% of his base salary, and his agreement does not provide for a specific bonus payment for 2004 or the grant of any restricted shares or options other than Mr. Jerrett’s right to participate in the Company’s stock award plan with a target amount at least equal to the target for Mr. Jerrett under the Company’s stock option guidelines for senior managers as in effect on the date of his agreement. The notice periods for termination of Mr. Jerrett’s agreement are 60 days, rather than 90 days, and the Company is obligated to pay an amount up to the first $500,000, rather than $1 million, of excise tax imposed under Section 280G of the Internal Revenue Code on compensation to Mr. Jerrett as a result of a change in control. Mr. Jerrett shall be entitled to receive 18 months, rather than 30 months, of continued salary after completion of the six-month transition services period, in the event of a termination of his agreement for good reason or without cause during a change of control period or after a change of control.

Transition Agreement and Release.    In March 2004, we announced that Mr. Gausling would retire from the Company by the end of 2004. Shortly after this announcement, we entered into a transition agreement and release with Mr. Gausling, which replaced and terminated his employment agreement. Pursuant to the transition agreement and release, Mr. Gausling continued to serve as President and Chief Executive Officer and as a member of the Board until June 2004, when he resigned. Mr. Gausling continued to be employed by the Company until December 31, 2004.

Pursuant to the terms of his agreement, Mr. Gausling received an annual base salary of $333,864 and full executive benefits under our group health and other benefit arrangements through the end of 2004. He also received a cash bonus under our 2004 Self-Funding Annual Bonus Plan in the amount of $121,824. The personal performance factor used to calculate Mr. Gausling’s 2004 bonus could not be less than the personal performance factor used to determine his cash bonus for 2003. Pursuant to his agreement, Mr. Gausling was also granted a non-qualified option to purchase 100,000 shares of Common Stock, pursuant to our 2000 Stock Award Plan. This option vested in full on December 31, 2004.

During 2005, Mr. Gausling will receive salary continuation payments in an aggregate amount of $333,864, payable in four equal installments at the end of each fiscal quarter during 2005. In addition, if Mr. Gausling elects to obtain continuing coverage under our health benefit plan pursuant to COBRA beginning January 1, 2005, the Company will reimburse Mr. Gausling for the cost of his COBRA premiums for the 12-month period ending December 31, 2005.

During the term of the transition agreement and release and while Mr. Gausling is entitled to receive salary continuation payments, he has agreed not to:

•	recruit, solicit or hire any executive or employee of the Company;

•	induce or solicit any current or prospective customer, client or supplier of the Company to cease becoming a customer, client or supplier or divert Company business away from any customer, client or supplier of the Company; or

•	own, manage, control, work for or provide services to any entity that competes with the Company in the market for oral fluid or rapid point-of-care diagnostic testing in the United States.

Mr. Gausling has also agreed to keep confidential all confidential and proprietary business data and other information to which he has had access during his employment with the Company. If Mr. Gausling fails to comply with any of the provisions described in this paragraph, he will no longer be entitled to salary continuation payments and would be required to return to us any salary continuation payments previously received. As further consideration for the compensation he will receive under the transition agreement, Mr. Gausling has agreed to release the Company from all claims or liabilities arising prior to the date of the release.

Compensation of Directors

All nonemployee Directors receive an annual fee of $12,000. In addition, the Chairman of the Board receives an additional annual fee of $13,000, the Chairman of the Audit Committee receives an additional annual fee of $5,000, and the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee each receive additional annual fees of $4,000. Annual fees are payable quarterly in advance.

Each nonemployee Director receives a $1,000 fee for each Board meeting attended, and each member of a Board Committee receives an additional $1,000 fee for each Committee meeting attended. A meeting fee will only be paid with respect to a meeting for which minutes are prepared. Nonemployee Directors also receive reimbursement for their reasonable out-of-pocket costs of attending Board and Committee meetings.

Nonemployee Directors receive an initial grant of 40,000 stock options upon joining the Board (the “Initial Grant”). An additional grant of 40,000 stock options is also made to any nonemployee Director who becomes Chairman of the Board (the “Chairman Grant”). Each nonemployee Director receives an annual grant of 20,000 stock options (the “Annual Grant”) on the annual option grant date for officers and employees of the Company, except for the Chairman of the Board, who receives an Annual Grant of 30,000 stock options.

The options granted to nonemployee Directors are nonqualified stock options and have an exercise price equal to the mean between the high and low sales prices of the Company’s Common Stock as quoted on The NASDAQ Stock Market on the grant date. Each Initial Grant and Chairman Grant generally vests on a monthly basis over the 24 months immediately following the grant date, and each Annual Grant generally vests on a monthly basis over the 12 months immediately following the grant date. All vesting of the options will cease 90 days after the nonemployee Director ceases to serve on the Board. Options become exercisable in full immediately upon the occurrence of a change in control of the Company. A change in control of the Company would occur on the happening of such events as the acquisition of beneficial ownership by a person or group of 30 percent or more of the outstanding Common Stock of the Company, certain changes in Board membership affecting a majority of positions, certain mergers or consolidations, a sale or other transfer of all or substantially all the Company’s assets, or approval by the stockholders of a plan of liquidation or dissolution of the Company, as well as any change in control required to be reported by the Commission’s proxy disclosure rules. Payment of the exercise price may be made in cash or by delivery of previously acquired shares of Common Stock having a fair market value equal to the aggregate exercise price.

Compensation Committee Interlocks and Insider Participation

Gregory B. Lawless, Roger L. Pringle and Douglas G. Watson served as members of the Compensation Committee of the Board during 2004. None of Mr. Lawless, Mr. Pringle or Mr. Watson currently serves as an officer of the Company. There are no compensation committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members.

The following report of the Compensation Committee of the Board (the “Committee”) and the Stock Price Performance Graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing by the Company under either the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference. The following report and the Stock Price Performance Graph shall not otherwise be deemed filed under such Acts.

Report on Executive Compensation

General.    The Committee, which is composed solely of independent, nonemployee Directors, is responsible for establishing and administering the Company’s policies that govern executive compensation and benefit practices. The roles and responsibilities of the Committee are set forth in a written Charter, which the Committee reviews on an annual basis.

Compensation Philosophy.    The Company’s executive compensation programs are designed to (i) reflect the financial performance of the Company and achievement by management of financial and other performance objectives, (ii) align the interests of management with the long-term interests of the Company’s stockholders, and (iii) provide long-term incentives for management. The Company seeks to set compensation at levels sufficiently competitive to attract and retain high quality executives, and to motivate them to contribute to the Company’s successes. In establishing compensation for executive officers, the Committee considers the total value of compensation provided to each officer as well as the Company’s and each officer’s performance, the Company’s industry position, general industry data and recommendations of third party consultants. In furtherance of these goals, the components of executive compensation include base salary, merit cash bonuses, stock awards and other benefits, and are linked to both Company and individual performance.

For 2004, the Committee evaluated the performance of Douglas A. Michels, the Company’s President and Chief Executive Officer, and reviewed the performance evaluations of the other executive officers. Based on these evaluations and a review of compensation data for other medical diagnostic and healthcare companies, the Committee determined and approved salaries, merit cash bonuses and stock awards for each of these executives. Compensation approved by the Committee for Mr. Michels was then recommended for approval and approved by the Company’s Board of Directors.

Base Salary.    At least annually, the Committee sets the salary for all executive officers. The Committee reviews the performance of the Chief Executive Officer and other executive officers, and receives and considers management recommendations concerning salary adjustments for the other executive officers. The Committee also considers compensation data regarding other medical diagnostic and healthcare companies.

The Committee’s compensation decisions for 2004 were heavily influenced by the Company’s strong financial performance and the fact that it met most of its financial objectives for that year. The Company’s revenues were more than $54 million in 2004, representing a 34% increase over 2003. The net loss for 2004 was $0.6 million, which is an improvement over the $1.1 million loss reported in 2003. The net loss in 2004 fell short of the Company’s objectives of turning a profit for the year. However, several events that were unknown at the beginning of the year were the primary reasons for the net loss, including the costs of bringing in Mr. Michels as the Company’s new President and Chief Executive Officer and transition costs for his predecessor, Mr. Gausling, the costs associated with the Schering-Plough patent litigation and the additional consulting fees incurred to refine the Company’s long-term strategic plans. Despite these events, the Company came close to achieving its goal of profitability for the year, largely because of the strong focus, under Mr. Michels’ leadership, on increasing revenues and reducing costs elsewhere in the organization. Significantly, the Company reported four consecutive quarters of both record and increased revenues and generated $3.5 million in positive cash flow from operations during 2004.

Both the Committee and the Board of Directors rated Mr. Michels’ performance during 2004 as outstanding. Mr. Michels successfully handled his transition to the Company and immediately built strong relationships with the Company’s management, members of the Board of Directors, key customers and business partners of the Company, and the investment community. One example of this relationship building is the Company’s improved relationship with Abbott Laboratories, as evidenced by the recent execution of a new distribution agreement for the OraQuick® ADVANCE™ rapid HIV-1/2 antibody test. Additionally, Mr. Michels has led the effort to obtain a license for Hepatitis C patents held by Ortho-Clinical Diagnostics and Chiron Corporation, which is currently in the advanced stages of negotiation.

One of Mr. Michels’ most significant contributions was in the area of strategic planning. Under his leadership, the Company’s management, with assistance from an outside consulting firm, refined the Company’s strategy for the next three to five years. In pursuing this strategy, the Company will focus on several major areas, including expansion of the Company’s current product lines and technologies, development or acquisition of additional point-of-care tests for infectious diseases and the potential development and offering of new over-the-counter products such as an over-the-counter rapid HIV test on the Company’s OraQuick® platform.

Additionally, Mr. Michels developed, with input from the Company’s management and the Board, strategic imperatives to ensure that the Company achieves its 2005 financial and operational objectives and lays a strong foundation for continued growth in subsequent years. In short, Mr. Michels has shown strong leadership and has made a significant contribution in the short time he has been with the Company.

Mr. Michels joined the Company in June of 2004. As a result of his performance during the balance of the year, the Committee decided to increase his salary from $400,000 to $410,000 per year, which reflects a 5% annual increase prorated to reflect the time Mr. Michels was with the Company in 2004. Messrs. Spair, Formica, Zack and Jerrett also received merit increases, and Mr. Jerrett received an additional increase in salary to better align his overall compensation with industry standards.

Merit Cash Bonuses.    In January 2004, the Company adopted the 2004 Self-Funding Award Incentive Plan (the “2004 Bonus Plan”), which established target cash bonus awards for executive officers and other managers for 2004. The terms of the 2004 Bonus Plan were designed to reward executive officers and management for outstanding performance with cash bonus awards. Awards for 2004 were based on each executive’s achievement of certain individual performance targets and the Company’s attainment of its financial targets for the year. Payment of these awards was from a bonus pool funded at a level dependent upon how well the Company achieved its financial objectives for the year. Mr. Michels’ target payment was 50% of base salary.

Under the terms of Mr. Michels’ Employment Agreement, the Company was committed to pay Mr. Michels a cash bonus of at least $160,000 for 2004. In light of the Company’s strong financial performance and Mr. Michels’ outstanding performance rating for the year, the Committee increased his cash bonus to $200,000. The Committee also approved cash bonuses to Messrs. Spair, Formica, Zack and Jerrett under the terms of the 2004 Bonus Plan, based on an evaluation of their respective performances during the year.

Stock Awards.    As previously noted, an important goal of the Company’s compensation program is to align the interests of the executive officers and other employees with the long-term interests of the Company’s stockholders. In furtherance of this goal, the Company maintains the 2000 Stock Award Plan (the “Award Plan”) pursuant to which the Company may grant stock-based awards to directors, officers, and employees of, and consultants and advisers to, the Company.

In February 2003, the Company adopted Stock Option Award Guidelines for the Company’s executive management (the “Guidelines”). The purpose of the Guidelines was to provide a framework for determining annual stock option awards for executives that reflect the executive’s duties and performance evaluation against individual objectives for the applicable year, and to align the size of option grants for executives with comparable positions at other medical diagnostic and healthcare companies.

In January 2005, the Committee reevaluated the Guidelines, primarily because of the anticipated change in accounting rules which will require the expensing of stock options. The Committee considered the potential financial impact of continuing its past practice of granting of stock options to members of the Board and to all employees of the Company, including its executive officers. In addition, the Committee considered whether it would be appropriate to change the type of equity awards to mitigate any adverse financial impact while continuing to maintain an appropriate long-term incentive for executive management and alignment with the interests of stockholders. After considering these factors, the Guidelines were amended to instead provide for the grant of a mix of restricted shares and stock options to the Company’s senior management.

Utilizing the Guidelines, as amended, and in light of Mr. Michels’ outstanding performance during 2004, the Committee approved the grant of 78,750 restricted shares and 67,500 stock options to Mr. Michels. Smaller awards of restricted shares and stock options were also approved for the Company’s other executive officers. The Committee decided to continue the practice of granting stock options to all of the Company’s employees below the level of director. No changes were made to the type or sizes of equity grants provided under the Company’s Compensation Policy for Non-Employee Directors.

Other Compensation.    In the past, the Company followed a practice of providing a car allowance equal to $9,000 per year to each officer at the level of Senior Vice President and above. The Committee reevaluated this practice, and in July 2004, determined that officers at this level should not receive such an allowance. Accordingly, the Committee added the amount of the annual allowance to each such officer’s base salary.

As a general matter, the Company does not believe that its officers should be treated differently than other employees, except that such officers should receive base salaries and have bonus and stock award opportunities commensurate with their higher level of responsibilities within the organization. As a result, the Company does not provide personal-benefit perquisites to officers, such as permanent lodging or defraying the cost of personal entertainment, family travel or tax planning services, reserved parking spaces or separate dining or other facilities. The Company’s healthcare, disability, insurance and other programs and benefits are the same for all eligible employees, including officers. There are no outstanding loans of any kind to any executive officer, and since 2002, Federal law has prohibited any new company loans to executive officers.

In addition, the Company maintains a 401(k) profit sharing plan (the “401(k) Plan”) in which all employees of the Company, including executive officers, are eligible to participate. The Company makes matching contributions up to the lesser of $4,000 or 10% of the participant’s salary. Payments of benefits accrued for 401(k) Plan participants will be made upon retirement or upon termination of employment prior to retirement provided certain conditions have been met by the participant prior to termination.

COMPENSATION COMMITTEE:

Roger L. Pringle, Chairman

Gregory B. Lawless

Douglas G. Watson

March 24, 2005

Stock Price Performance Graph

The following graph compares the cumulative total returns to investors in the Company’s Common Stock, the Russell 2000 Index and the Nasdaq Biotechnology Index for the period from December 31, 1999 through December 31, 2004. The graph assumes that $100 was invested on December 31, 1999 in the Company’s Common Stock and in each of the above-mentioned indices, and that all dividends were reinvested.

The Russell 2000 index was chosen because it is an index of companies with market capitalizations similar to ours. The Nasdaq Biotechnology Index was chosen because it includes a number of our competitors. Stockholders are cautioned that the graph shows the returns to investors only as of the dates noted and may not be representative of the returns for any other past or future period.

* The stock performance data for the Company used to generate the graph reflects the cumulative total return on the common stock of Epitope for all periods prior to the September 29, 2000 Merger of Epitope into the Company.

Item 2.	Ratification Of Appointment Of Independent Registered Accounting Firm

The Audit Committee of the Board of Directors has reappointed the firm of KPMG LLP (“KPMG”), as our independent registered accounting firm, to audit and report upon our financial statements and internal controls over financial reporting for the period January 1, 2005 through December 31, 2005. Ratification of this appointment requires the affirmative vote of a majority of shares present in person or by Proxy and entitled to vote at the Annual Meeting. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for ratification of the appointment of KPMG as our independent registered accounting firm, to audit and report upon our financial statements and internal controls over financial reporting for the period January 1, 2005 through December 31, 2005. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its appointment.

One or more representatives of KPMG are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions. Your Board recommends that the stockholders vote “FOR” ratification of the appointment of KPMG.

Audit Fees; Audit-Related Fees; Tax Fees; All Other Fees.

The following table presents fees for professional audit services rendered by KPMG for the audits of our annual financial statements for the fiscal years ended December 31, 2004 and 2003, for the audits of our internal controls over financial reporting at December 31, 2004 and management’s assessment of those controls, for the review of the financial statements included in our Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2004 and 2003, and for fees billed for other services rendered by KPMG:

	2004	2003
Audit fees(1)	$403,500	$205,597
Audit-related fees (2)	—	12,000

Audit and audit related fees	$403,500	$217,597
Tax fees (3)	32,500	35,250
All other fees (4)	—	—

Total fees	$436,000	$252,847

(1)	Includes fees related to the audit of our financial statements for each indicated year, audits of our internal controls over financial reporting and management’s assessment of those controls for 2004, and interim reviews of our financial statements in the Company’s Quarterly Reports on Form 10-Q for each indicated year, notwithstanding when the fees were billed or when the services were rendered. Also, included are professional services in connection with the review of registration statements on Form S-3 and S-8, issuance of consents and comfort letters, and assistance with accounting guidelines.

(2)	Audit-related fees consisted principally of fees for the audit of our 401(k) benefit plan.

(3)	During 2004 and 2003, we engaged KPMG to provide tax compliance, tax advice and tax planning services.

(4)	The Company did not pay any other fees to KPMG in connection with their services in 2004 and 2003.

During 2004 and 2003, we did not engage KPMG to provide any professional services related to financial information systems design and implementation.

The Audit Committee has adopted a general practice of pre-approving all audit and non-audit services provided to the Company. The Chairman of the Audit Committee has been delegated the authority to pre-approve audit and non-audit services having an aggregate value of up to $10,000 in between meetings of the Audit Committee, provided that such pre-approval is communicated to the Audit Committee at its next scheduled meeting. All such services have been pre-approved in accordance with these practices.

Annual Report

Our Annual Report to Stockholders for the year ended December 31, 2004 accompanies this Proxy Statement. On written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Commission (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of our Common Stock on March 28, 2005, the record date for the Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of the Secretary of the Company at our address set forth in the Notice of Annual Meeting of Stockholders immediately preceding this Proxy Statement.

Deadline For Stockholder Proposals

You may submit proposals for inclusion in the proxy materials for the Company’s 2006 Annual Meeting of Stockholders. Any such proposals must meet the stockholder eligibility and other requirements imposed by rules issued by the Securities and Exchange Commission and must be received by the Company at 220 East First Street, Bethlehem, Pennsylvania 18105, Attention: Secretary, not later than December 9, 2005.

Our Bylaws provide that a stockholder proposal must meet certain predetermined requirements in order to be considered at the Annual Meeting. In order to be considered, a stockholder’s proposal must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, if less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to each matter the stockholder proposes to bring before the meeting, a brief description of the matter and the reasons for considering that matter at the Annual Meeting. The notice must also include the name and record address of the stockholder, the class and number of shares of capital stock of the Company, which are beneficially owned by the stockholder, and any material interest the stockholder has in the matter(s) proposed for consideration at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Jack E. Jerrett

Secretary

April 8, 2005

Appendix A

ORASURE TECHNOLOGIES, INC.

BOARD OF DIRECTORS

Audit Committee Charter

May 18, 2004

I.    PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors (the “Board”) of OraSure Technologies, Inc. (the “Company”) in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including monitoring the participation of management and the outside auditor in the financial reporting process, the Company’s systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements.

In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain, at the Company’s expense, outside counsel, auditors or other experts for this purpose. The outside auditor is ultimately accountable to, and the selection, evaluation and replacement of such auditor are the responsibility of, the Audit Committee.

Although the Audit Committee has the responsibilities and powers set forth in this Charter, the role of the Audit Committee is oversight. The members of the Audit Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting and auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Audit Committee to conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles or applicable rules and regulations. These activities are the responsibility of management and the Company’s outside auditors.

II.    COMPOSITION

The Audit Committee shall be comprised of three or more Directors as determined by the Board, each of whom shall (i) be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee, (ii) meet the independence requirements of Section 10A(m)(3) of the Securities and Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (“SEC”), (iii) not have participated in the preparation of the financial statements of the Company at any time during the past three years, and (iv) meet the independence and financial literacy requirements of The NASDAQ Stock Market and any other stock exchange or trading market on which the Company’s securities may be listed or approved for quotation. At least one member of the Audit Committee shall be a financial expert as defined by applicable SEC rules and regulations and NASDAQ listing standards. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices. Audit Committee members should enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or a third party.

Members of the Audit Committee shall be elected by the Board at the Company’s annual organizational meeting or at any regular or special meeting of the Board, and such members shall serve until their successors shall be duly elected and qualified, or until removal from the Audit Committee by the Board or until such member ceases to be a member of the Board or meet the independence or other membership requirements set forth in this Charter. Vacancies on the Audit Committee shall be filled by the Board, and any member of the Audit Committee may be removed by the action of a majority of the whole Board. Unless a Chairman of the

Audit Committee is elected by the Board, the members of the Audit Committee may designate a Chairman by majority vote of the full Audit Committee membership.

III.    COMPENSATION

Unless otherwise approved by the Board, members of the Audit Committee shall not receive any compensation from the Company other than Director fees (including equity-based awards), which may include amounts paid to Directors for service on committees and as chairs of committees of the Board.

IV.    MEETINGS

The Audit Committee shall meet at the call of the Chairman of the Audit Committee or of any two members of the Audit Committee (or if there shall be only one other member, then at the call of that member). A majority of the Audit Committee membership shall constitute a quorum for the transaction of business (or if there shall be only two members, then both must be present), and the act of a majority of those present at any meeting at which a quorum is present (or if there shall be only two members, then they must act unanimously) shall be the act of the Audit Committee. If there shall be only one member, then that member shall constitute a quorum and may act for the Audit Committee.

The Audit Committee shall keep regular minutes of its proceedings, which minutes shall be recorded in the Minute Book of the Company. The Secretary or Assistant Secretary of the Company may act as Secretary of the Audit Committee, if requested, or the Audit Committee may appoint one of its members to act as Secretary of a meeting. The Audit Committee may also act by unanimous written consent without a meeting.

The Audit Committee may request members of management or others (including the Company’s investment bankers or financial analysts who follow the Company) to attend meetings and to provide pertinent information as necessary. The Committee shall meet with Company management (including the Chief Financial Officer and Chief Accounting Officer) and the Company’s outside auditors in separate private sessions periodically but not less than quarterly.

V.    RESPONSIBILITY AND DUTIES

The following responsibilities and duties shall be the common recurring activities of the Audit Committee in carrying out its oversight function. These responsibilities and duties are set forth as a guide with the understanding that the Audit Committee may diverge from this guide as appropriate given the circumstances.

1.	The Audit Committee shall have the sole authority to select and replace the Company’s outside auditors (subject to stockholder approval, if applicable), and shall be directly responsible for the compensation and oversight of the work of the outside auditors, including resolution of disagreements between the Company’s management and the outside auditors regarding financial reporting, for the purpose of preparing its audit report or related work. The outside auditors shall report directly to the Audit Committee.

2.	The Audit Committee shall review and determine the scope of independent auditing services in advance of each annual audit.

3.

The Audit Committee shall review in advance, and grant any appropriate pre-approvals on (i) all auditing services to be provided by the outside auditors and (ii) all non-audit services to be provided by the outside auditors as permitted by Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other applicable law and (iii) in connection with services approved under clauses (i) and (ii), above, all fees and other terms of engagement, including the terms of any engagement letter or similar agreement with the outside auditors. The Chairman of the Audit Committee shall be authorized to execute any such engagement letter or agreement with the outside auditors, for and on behalf of the Company. The foregoing pre-approval requirement shall be subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to completion of the audit. The Audit Committee may delegate to one or more members of the Audit Committee who are independent the authority to grant preapprovals required by this Section 3, provided that any preapproval by such member or members shall be presented to the full Audit Committee at its next scheduled meeting.

4.	The Audit Committee shall review and approve disclosures required to be included in the Company’s periodic reports filed under Section 13 of the Exchange Act with respect to approval of non-audit services.

5.	The Audit Committee shall review, based upon the recommendation of the outside auditors and Company management, the scope and plan of work to be done by the outside auditor each fiscal year, including, staffing, locations, reliance upon management, and internal audit and general audit approach.

6.	The Audit Committee shall review and evaluate the performance of the Company’s outside auditors on at least an annual basis.

7.	The Audit Committee shall, at least annually, obtain and review a report from the outside auditors describing: (1) the outside auditors’ internal quality control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the outside auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the outside auditors, and any steps taken to deal with any such issues.

8.	The Audit Committee shall review with the auditors their independence from Company management, including (1) requesting from the outside auditors annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard Number 1 and rules of The NASDAQ Stock Market, and (2) discussing with the outside auditors any such disclosed relationships and their impact on the outside auditor’s independence. The Audit Committee shall also review the resumes of key partners and managers of the outside auditors in order to evaluate the experience and qualifications of those who perform services for the Company.

9.	The Audit Committee shall confirm that the lead audit partner, or the lead audit partner responsible for reviewing the audit, for the Company’s outside auditors complies with applicable partner rotation requirements.

10.	The Audit Committee shall review all reports required to be submitted by the outside auditors to the Audit Committee under Section 10A of the Exchange Act.

11.	The Audit Committee shall review with management and the outside auditors the audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K (or the Annual Report to Stockholders if distributed prior to the filing of the Form 10-K filed with the SEC).

12.	The Audit Committee shall review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards No. 61, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

13.	The Audit Committee shall review with management and the outside auditors the Company’s interim financial results to be included in the Company’s quarterly reports on Form 10-Q to be filed with the SEC, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operation,” prior to submission to stockholders, the SEC or any other governmental body, any stock exchange or the public.

14.	The Audit Committee shall prepare the report required by the SEC to be included in the Company’s annual proxy statement and any other SEC reports required by applicable securities laws or the rules of

The NASDAQ Stock Market or any other stock exchange or trading market on which the Company’s securities may be listed or approved for quotation.

15.	The Audit Committee shall review and discuss all reports required by law or regulation to be provided to the Audit Committee by the outside auditor of (1) all critical accounting policies and practices used by the Company; (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed by the outside auditor with Company management, the ramifications of the use of such alternative treatments, and the treatment preferred by the outside auditors; and (3) other material written communications between the outside auditors and Company management, such as any management letter or schedule of unadjusted differences.

16.	The Audit Committee shall review and discuss with Company management and the outside auditor such accounting policies (and changes therein) of the Company, including any financial reporting issues, which could have a material impact on the Company’s financial statements (including but not limited to the use of alternative GAAP methods and off-balance sheet structures), as are deemed appropriate for review by the Audit Committee prior to any interim or year-end filing with the SEC or other regulators.

17.	The Audit Committee shall review and discuss with Company management the effect of accounting and regulatory initiatives on the financial statements of the Company.

18.	The Audit Committee shall discuss with Company management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

19.	The Audit Committee shall review disclosures made by the Company’s Disclosure Committee or any member thereof or by the Company’s CEO or CFO during their certification process for the applicable Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of disclosure controls or internal financial controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s disclosure or internal controls.

20.	The Audit Committee shall periodically consult with the outside auditor, without the presence of management, about internal controls and the completeness and accuracy of the Company’s financial statements.

21.	The Audit Committee shall review and discuss with management and the outside auditor: (1) the management recommendation letter on accounting procedures and internal control and any other reports prepared by the outside auditor, and management’s responses concerning such reports; (2) any material accounting issues identified by management, or the outside auditor; and (3) other matters required to be communicated by the outside auditor to the Audit Committee under generally accepted auditing standards.

22.	Prior to releasing the year-end earnings, the Audit Committee shall discuss the results of the audit with the outside auditors. The Audit Committee shall meet with the outside auditors, with and without management present, to discuss the results of their examination.

23.	The Audit Committee shall review and discuss with Company management earnings press releases, including the use of “pro-forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

24.	The Audit Committee shall review and approve in advance all of the Company’s related-party transactions. For the purposes of this Charter, “related-party transactions” shall refer to transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404.

25.	The Audit Committee shall discuss with management and the outside auditors the quality and adequacy of the Company’s internal controls.

26.	The Audit Committee shall establish procedures for: (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal audit controls or auditing matters, and (2) confidential, anonymous submissions by employees of the Company of concerns regarding questionable accounting or auditing matters.

27.	The Audit Committee shall as appropriate meet with the Company’s General Counsel and, if necessary, outside counsel, to review legal and regulatory matters, if any, that could have a material impact on the Company’s financial statements.

28.	The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal counsel, accountants or other advisors to assist it in carrying out its duties.

29.	The Audit Committee shall review and reassess the adequacy of this Charter at least annually, recommend any desired changes to the Charter to the Board for approval, and have the Charter published at least every three years in accordance with applicable SEC regulations.

30.	The Audit Committee shall perform such other activities as it deems necessary, consistent with the terms of this Charter, the Company’s Bylaws and applicable law, rules and regulations, including rules of The NASDAQ Stock Market or any other stock exchange or trading market on which the Company’s securities may be listed or approved for quotation.

The Company shall provide for appropriate funding, as determined by the Audit Committee, to cover the costs of all of the services and activities set forth in this Charter as well as for any other ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

VI.    REPORTING RESPONSIBILITY

The minutes of the Audit Committee reflecting, among other things, all actions taken by the Audit Committee, shall be distributed to the Board at a Board meeting following the meeting of the Audit Committee that is the subject of such minutes. In addition, matters within the responsibility of the Audit Committee may be discussed by the full Board from time to time during the course of the year.

PROXY

2005 Annual Meeting of Stockholders

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jack E. Jerrett and Ronald H. Spair, and each of them, proxies with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the 2005 Annual Meeting of Stockholders of OraSure Technologies, Inc. (the “Company”), to be held on Tuesday, May 17, 2005, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if personally present, with respect to the matters listed on the reverse side.

The shares represented by this Proxy, if properly executed, will be voted as specified on the reverse side or, if no specification is made, will be voted FOR the election of the nominees listed on the reverse side as directors and FOR the ratification of the appointment of KPMG LLP to audit and report upon the Company’s financial statements for the period January 1, 2005 through December 31, 2005. If any other business properly comes before the meeting, the proxies named above will have discretionary authority to vote thereon in accordance with their best judgement.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

2005 Annual Meeting of Stockholders

Tuesday, May 17, 2005

						Please Mark Here for Address Change or Comments SEE REVERSE SIDE		☐

1.	ELECTION OF DIRECTORS	FOR	WITHHOLD	2.	RATIFICATION OF APPOINTMENT OF KPMG LLP	FOR	AGAINST	ABSTAIN

	Class II (Term Expiring 2008)	☐	☐			☐	☐	☐
01 Ronny B. Lancaster
02 Roger L. Pringle

	(Instruction: To withhold authority to vote for any individual nominee, mark FOR and strike a line through the nominee’s name in the list above. To withhold authority to vote for all nominees, mark WITHHOLD.)				Choose MLinksm for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Signature                                                                                       Signature                                                                                              Date                     , 2005

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

é FOLD AND DETACH HERE é

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time, May 16, 2005.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/osur Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the internet at http://www.orasure.com